Exhibit 10.15

AMENDMENT TO DIRECTORS AMENDED AND RESTATED

SUPPLEMENTAL BENEFIT PLAN II

This Amendment, dated as of January 20, 2026 (the “Amendment”), amends the Directors Amended and Restated Supplemental Benefit Plan II (“Plan”), effective November 1, 2015, which was adopted for the benefit of the directors of Lake Shore Bank (the “Bank”). Capitalized terms which are not defined herein shall have the same meaning as set forth in the Plan.

W I T N E S S E T H:

WHEREAS, the Plan provides that if a Director attains his or her Benefit Age, the Director shall be entitled to the Supplemental Benefit;

WHEREAS, a Director must complete twenty (20) years of service to earn the full Supplemental Benefit;

WHEREAS, the Board of Directors of the Bank (“Board”) desires to amend the Plan to provide that if a Director attains his or her Benefit Age, the Director’s Supplemental Benefit will be calculated as if a Director has completed twenty (20) years of service, which will allow a Director to receive the full Supplemental Benefit (e.g., forty percent (40%) of Average Final Pay);

WHEREAS, this Amendment will automatically amend any Joinder Agreement, to the extent necessary, so that all Directors under the Plan will be eligible for the increased Supplemental Benefit as provided in this Amendment;

WHEREAS, this Amendment does not change the time or form of the payments under the Plan and this Amendment changes only the amount of the early retirement benefit; and

WHEREAS, pursuant to Section 11.1 of the Plan, the Board may amend the Plan provided that such amendment does not decrease or restrict any Director’s Accrued Benefit.

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the Board hereby agrees as follows:

Section 1. Section 3.1 of the Plan is hereby amended and restated to read as follows:

“3.1(a) Supplemental Benefit. Notwithstanding anything in the Plan or a Joinder Agreement to the contrary, if a Director is in the service of the Bank until reaching his Benefit Age, the Director shall be: (i) automatically credited with twenty (20) Years of Service, and (ii) entitled to the full Supplemental Benefit (e.g., forty percent (40%) of Average Final Pay). Such Supplemental Benefit shall commence on the 1st day of the month following the Director’s attainment of his Benefit Age and shall be payable in monthly installments throughout the Payout Period. In the event a Director dies after commencement of the Supplemental Benefit payments but before completion of all such payments due and owing hereunder, the Bank shall

Exhibit 10.15

pay to the Director’s Beneficiary a continuation of the monthly installments for the remainder of the Payout Period.

3.1(b) Joinder Agreement. This Amendment shall automatically, and without any action on the part of a Director, amend all Joinder Agreements. Accordingly, Joinder Agreements do not need to be amended to provide the benefit in Section 3.1(a), as amended above.”

Section 2. Continuation of Plan. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Plan, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

Section 3. Governing Law. This Amendment and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of New York.

Section 4. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Board has duly executed this Amendment as of January 20, 2026.

LAKE SHORE BANK

By: Name: Title:

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